Exhibit (p)

                             THE LEGACY FUNDS, INC.
                              INGALLS & SNYDER LLC

                                 CODE OF ETHICS

                           (AS ADOPTED JUNE 22, 2000)



1.    INTRODUCTION

      The Legacy Funds, Inc. (the "Trust"), a registered open-end investment company currently consisting of one series, The Legacy Growth Fund (the "Fund"), and Ingalls & Snyder, LLC ("Ingalls & Snyder") recognize the importance of high ethical standards in the conduct of their business and require that this Code of Ethics (the "Code") be observed by each Access Person (defined below in Section 3(a)). All recipients of the Code are directed to read it carefully, retain it for future reference and abide by the rules and policies set forth herein.

      Each Access Person is under a duty to exercise his or her authority and responsibility for the benefit of the Trust and its shareholders, to place the interests of the shareholders first and to refrain from having his personal interests conflicting with the interests of the Trust and its shareholders. Each such person must avoid any circumstances which might adversely affect or appear to affect his or her duty of loyalty to the Trust and its shareholders in the discharge of his or her responsibilities, including the protection of confidential information and corporate integrity. Each Access Person must abstain from participation or any other involvement in "insider trading" in contravention of any applicable laws or regulations. The reputation of the Trust and Ingalls & Snyder, and their affiliates, for trustworthy financial services is a valuable asset which all Access Persons are expected to preserve and protect.

      All personal security transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. All persons must abide by the fundamental standard that the personnel of the Trust and Ingalls & Snyder should not take advantage of their positions.

      While compliance with the provisions of the Code is anticipated, Access Persons should be aware that in response to any violations the Trust and Ingalls & Snyder will take whatever action is deemed appropriate under the circumstances including, but not necessarily limited to, dismissal of such Access Person. Technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of an individual's fiduciary duties to the Trust.

2.    PURPOSE

      This Code of Ethics has been adopted by the Board of Trustees of the Fund in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative

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practices  with  respect  to  purchases  or  sales of  securities  held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(b) as follows:

      It is unlawful for any affiliated person of or principal underwriter for an investment company registered under the Investment Company Act, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the investment company:

            (1) to employ any device, scheme or artifice to defraud the investment company;

            (2) to make any untrue statement of a material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

            (3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the investment company; or

            (4)  to  engage  in  manipulative   practice  with  respect  to  the
investment company.

3.    DEFINITIONS

      (a) "Access Person" means (i) any trustee, director, officer, general partner or Advisory Person of the Fund or the Adviser; (ii) any director, officer, general partner or Advisory Person of the Adviser who, with respect to the Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to the Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

      (b) "Adviser" means Ingalls & Snyder LLC

      (c) "Advisory Person" of the Fund or Adviser means (i) any employee of the Fund or Adviser (or any company in a control relationship to the Fund or Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Covered Securities; and
(ii) any  natural  person in a control  relationship  to the Fund or Adviser who

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obtains information  concerning  recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

      (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires (see Annex A).

      (e) "Compliance Officer" shall mean, with respect to the Fund or Ingalls or the Adviser, the person appointed by the trustees of the Fund or the Adviser, as the case may be, to administer the Code and shall include other person(s) designated by the Compliance Officer to administer the Code.

      (f) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

      (g) "Covered Security" means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include (i) direct obligations of the Government of the United States; (ii) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by registered open-end investment companies.

      (h) A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      (i) "Disinterested Trustee" means a trustee of the Fund who is not an "interested person" of the Adviser or Distributor within the meaning of Section 2(a)(19) of the Investment Company Act.

      (j) "Distributor" means Ingalls & Snyder LLC

      (k) "Fund" means The Legacy Funds, Inc.

      (l) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      (m) "Investment Department Personnel" means (i) any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; (ii) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

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      (n)  A  "Limited   Offering"   means  an  offering  that  is  exempt  from
registration  under the  Securities  Act of 1933  pursuant  to  section  4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      (o) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security which, within the most recent 15 days (A) is or has been held by the Fund or (B) is being or has been considered by the Fund or its Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause
(o)(i).

      (p) "Purchase or Sale of a Covered Security" includes, INTER ALIA, the writing of an option to purchase or sell a Covered Security.

      (q) For purposes of this Code, (i) securities or instruments that are convertible into or exchangeable for a security shall be considered to be the same security as the security into which they are convertible or exchangeable,
(ii) options and warrants with respect to a security shall be considered to be the same security as the security for which they are exercisable and (iii) securities and instruments that otherwise are economically related to a security shall be considered to be the same security as such other security.

4.    PROHIBITED PURCHASES AND SALES; OTHER PROHIBITIONS

      (a) (i) No Access Person (other than Disinterested Trustees of the Fund) shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (A) is being considered for purchase or sale by the Fund; or

                  (B) is being purchased or sold by the Fund.

            (ii) No Disinterested Trustee of the Fund shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (A) is being considered for purchase or sale by the Fund; or

                  (B) is being purchased or sold by the Fund,

UNLESS such purchase or sale is only remotely potentially harmful to the Fund because it would be very unlikely to affect the market for the securities involved or because the securities involved clearly are not related economically to the securities to be purchased, sold or held by the Fund.

      (b) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or the Adviser of any securities transactions, other than information that is

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contained  in reports  to  shareholders  of the Fund or  otherwise  is  publicly available.

      (c) No Access Person shall recommend any securities transactions by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

      (d) No Investment Department Personnel may acquire beneficial ownership, directly or indirectly, in any security in an Initial Public Offering or in a Limited Offering without the express prior approval of the Compliance Officer. Investment Department Personnel who have been authorized to acquire a security in an Initial Public Offering or in a Limited Offering pursuant to this subsection must disclose that investment if they participate in any subsequent consideration by the Adviser of an investment in the issuer of that security. The Adviser's investment decision with respect to such a security must be independently reviewed by investment personnel with no personal interest in the issuer of the security.

      (e) No Investment Department Personnel may execute a securities transaction on a day during which the Fund has a pending "buy" or "sell" order in that same security (other than transactions for the account of other bona fide advisory clients of the Adviser) until that order is executed or withdrawn. In addition, a portfolio manager may not buy or sell a security within twenty-four (24) hours before or after a portfolio that he or she manages trades in that security; provided, however, a portfolio manager may sell a security within twenty-four (24) hours after the portfolio executed a sales transaction in that same security if the portfolio no longer has a position in that security. Any profits realized by Investment Department Personnel or a portfolio manager in contravention of this subsection must be disgorged to the Fund.

5.    EXEMPTED TRANSACTIONS

      The prohibitions of Section 4 of this Code shall not apply to:

      (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

      (c) Purchases which are part of an automatic dividend reinvestment plan.

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      (d) Purchases effected upon the exercise of rights issued by an issuer PRO
RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (e) Purchases or sales which are determined by the Compliance Officer to be only remotely potentially harmful to the Fund because they would be very unlikely to affect the market for the securities involved, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

      (f) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

6.    PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

      No Access Person, other than a Disinterested Trustee, may seek or accept gifts, favors, preferential treatment or valuable consideration of more than a DE MINIMIS nature from any broker-dealer or other company or person that does business with or has proposed doing business with the Fund or any company in a control relationship with the Fund. No Disinterested Trustee of the Fund may seek or accept gifts, favors, preferential treatment or valuable consideration of more than a DE MINIMIS nature, because of his or her association with the Fund, from a broker/dealer or other company or person that does business with or has proposed doing business with the Fund or any company in a control relationship with the Fund. For purposes of this subsection, DE MINIMIS is defined as reasonable and customary business entertainment, such as lunch or dinner or tickets to sporting or cultural events, but does not include trips or similar activities.

7.    SERVICE AS A DIRECTOR

      Investment Department Personnel are prohibited from serving on the board of directors of any publicly traded company, absent prior authorization by the Compliance Officer based upon a determination that the board service would be consistent with the interests of the Fund and that adequate procedures exist to ensure isolation from those making investment decisions.

8.    REPORTING

      (a) Unless excepted by Section 8(b) of this Code, every Access Person of the Fund, the Adviser and the principal underwriter for the Fund must report to the Compliance Officer:

            (i) INITIAL HOLDINGS REPORTS. No later than 10 days after the person becomes an Access Person, the following information:

                  (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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                  (B) The  name of any  broker,  dealer  or bank  with  whom the
Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (C) The date  that  the  report  is  submitted  by the  Access
Person.

            (ii) QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, the following information:

                  (A) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                        (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                        (2) The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                        (3) The price of the Covered Security at which the transaction was effected;

                        (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                        (5) The date that the report is submitted by the Access Person.

                  (B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                        (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                        (2) The date the account was established; and

                        (3) The date that the report is submitted by the Access Person.

            (iii) ANNUAL HOLDINGS REPORTS. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                  (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  (B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

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                  (C) The date  that  the  report  is  submitted  by the  Access
Person.

      (b) EXCEPTIONS FROM REPORTING REQUIREMENTS

            (i) A person need not make a report under Section 8(a) of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

            (ii) A trustee of the Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the Investment Company Act, and who would be required to make a report solely by reason of being a Fund trustee, need not make:

                  (A) An initial holdings report under Section 8(a)(i) of this Code and an annual holdings report under Section 8(a)(iii) of this Code; and

                  (B) A quarterly transaction report under Section 8(a)(ii) of this Code, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its Adviser considered purchasing or selling the Covered Security.

            (iii) An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under Section 8(a) of this Code if:

                  (A) The principal underwriter is not an affiliated person of the Fund or the Adviser; and

                  (B) The principal underwriter has no officer, director or general partner who serves as an officer, trustee, director or general partner of the Fund or of the Adviser.

            (iv) An Access Person need not make a quarterly transaction report under Section 8(a)(ii) of this Code if all the information in the report would duplicate information required to be recorded under Rule 204-2(a)(12) or 204-2(a)(13) of the Investment Advisers Act of 1940.

            (v) An Access Person need not make a quarterly transaction report under Section 8(a)(ii) of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the time period required by Section 8(a)(ii) of this Code, if all of the information required by that
Section is contained in the broker trade confirmations or account statements, or in the records of the Fund, the Adviser or the principal underwriter.

9.    REVIEW OF REPORTS

      The  Compliance  Officer  must  review the reports  submitted  pursuant to
Section 8(a) of this Code and monitor personal trading activity of all Access Persons for compliance with this Code.

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10.   NOTIFICATION OF REPORTING OBLIGATION

      The Fund, the Adviser and the principal underwriter of the Fund must identify all Access Persons who are required to make reports pursuant to Section 8(a) of this Code and must inform those Access Persons of their reporting obligations.

11.   REPORTING OF VIOLATIONS; SANCTIONS

      (a) The Adviser shall report to the Board of Trustees of the Fund at least quarterly any violations of this Code and the nature of any action taken by the Compliance Officer in respect of such violation.

      (b) Upon discovering a violation of this Code by any officer, trustee, director, employee or general partner of the Adviser or Distributor or of any company that, directly or indirectly, controls or is under common control with the Adviser or Distributor, the Compliance Officer may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension, termination of the employment of the violator or disgorgement of profits.

      (c) With respect to a violation of this Code by any officer, trustee or employee of the Fund, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate, including INTER ALIA, a letter of censure, suspension of any officer or employee, termination of the employment of the violator or disgorgement of profits.

12.   MISCELLANEOUS

      (a) Management of the Adviser and the Distributor shall certify to the Board of Trustees, no less frequently than annually, that the Adviser and Distributor have each adopted such procedures as are reasonably necessary to prevent Access Persons who are directors, officers, general partners or controlling persons of the Adviser or Distributor from violating this Code of Ethics and to monitor compliance with this Code of Ethics by Access Persons who are officers, trustees or employees of the Fund.

      (b) The Compliance Officer shall prepare an annual report to the Board of Trustees that (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, (ii) identifies any violations requiring significant remedial action during the past year, and (iii) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

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                            *************************

      I acknowledge that I have read The Legacy Funds, Inc. Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions required to be disclosed or reported by this Code of Ethics.





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                                                       Print Name


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                 Date                                   Signature

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                                                                         ANNEX A


      The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

      Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

      Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership." The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, E.G., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

      An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

      An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, children, or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in him/herself at once or at some future time.